CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement of North American Senior Floating Rate Fund, Inc. of our report dated August 5, 1998 relating to the Statement of Assets and Liabilities of North American Senior Floating Rate Fund, Inc. as of August 4, 1998, which is included in the Statement of Additional Information, which is incorporated by reference in this Registration Statement.

We also consent to the reference to our Firm under the heading "Auditors and Financial Statements" caption in the Statement of Additional Information which is incorporated by reference in this Registration Statement.



/s/ DELOITTE & TOUCHE LLP

March 26, 1999
Boston, Massachusetts